EXHIBIT 11

                                 Code of Ethics
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APPLICABILITY

This policy applies to all employees, officers and managing directors throughout all of the subsidiaries and divisions of Head N.V. ("HEAD" or "Company").

POLICY

HEAD has issued seperate internal policy guidelines with regard to compliance with insider trading rules. The Management Board and the managers of each subsidiary are responsible for the distribution of such relevant information, for informing their employees of the internal guidelines in an appropriate manner as well as to take organisational measures (define classified units, appoint a compliance officer) in cooperation with the compliance officers of Head.

Bribery, violations of antitrust laws and other illegal activities are forbidden. It is emphasized that HEAD'S policy of good faith compliance with the law is not limited to laws pertaining to political contributions and bribery or to antitrust laws but is broad in scope and prohibits all forms of unlawful activities. Employees who authorize or participate in unlawful activities will be subject to disciplinary action including dismissal.

There are certain areas where the outsider activities of an employee or director of HEAD or its subsidiaries may give rise to conflicts of interest. These include, but are not limited to, investment or participation in a business other than HEAD, employment outside of HEAD or its subsidiaries' working hours by another business and the receiving of payment or loans from outside interests. Any such conflict of interest is contrary to corporate policy.

Without limiting the generality of the foregoing, certain guidelines may appropriately be set forth as follows:

                           HONEST AND ETHICAL CONDUCT
                              CONFLICT OF INTEREST

1. The use of funds or assets of the Company or any subsidiary for any unlawful purpose or payments, gifts or favors to government officials or employees, is prohibited. This prohibition does not preclude gifts or favors in those countries which meet all of the following requirements: (1) the gifts or favors are made for a legitimate business purpose and not to obtain benefits not permitted by local laws nor to escape obligations imposed by local laws, (2) the gifts or favors are modest in amount and are made in accordance with prevailing local custom and are not considered to be in the nature of bribery or be otherwise in violation of local laws as interpreted and applied,
         (3) disclosure of the gifts or favors would not embarrass the Company nor result in any material adverse action against the Company and (4) the gifts or favors are authorized by the Business Unit Manager of the subsidiary making them. If, in the judgment of the Business Unit Manager, the amount may not be construed as modest in amount, the Manager shall seek guidance from higher authority.


2. An employee or director of HEAD or a subsidiary should not become an investor, stockholder or partner in the business of a customer or supplier, if such employee is in a position to make or influence decisions of sale or purchase in either business. Any employee who already has an interest in such a business should immediately inform his superior and Managing Director.

3. An employee or director of HEAD or a subsidiary should not, either directly or indirectly, acquire an interest in a business which is being considered for merger or acquisition if such employee has become aware of the proposed acquisition or merger. If already holding an interest in such a business, his position should be fully disclosed to the Management Board..

4. An employee of HEAD or a subsidiary should not accept part-time employment from competitors, suppliers or customers of HEAD or a subsidiary.

5. An employee of HEAD or a subsidiary should not accept a loan or remuneration in any form (including commissions, refunds or gratuities) which arises out of the sale of goods or services to or by HEAD or its subsidiaries.



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           FULL, FAIR, ACCURATE, TIMELY AND UNDERSTANDABLE DISCLOSURE

6. Compliance is mandatory under the local and international accounting principles under which HEAD and its subsidiaries in their individual locations are governed in the preparation of their financial statements.

7. All assets, liabilities, revenues, expenses and financial transactions shall be accurately recorded on the books of each company.

8. No false, misleading, inaccurate, or artificial entries shall be made in the books and records of the Company or of any subsidiary:

9. The disclosure in all reports or documents the Company or any of its subsidiaries files with or submits to the SEC and other financial authorities or in other public communications shall be full, fair, accurate, timely and understandable.

10. No payment on behalf of the Company or any of its subsidiaries shall be approved or made with the intention or understanding that any part of such payment is to be used for a purpose other than that described by the document supporting the payment.


11. All fees paid to agents, attorneys, consultants, or others performing services shall be supported by documentation which clearly shows the nature of the services rendered for the payments.

                            COMPLIANCE WITH ALL LAWS


12. It is the policy of HEAD to comply in good faith with all applicable laws and regulations, including insider trading rules, in every jurisdiction where any company of HEAD engages in any activity.

                               ACCEPTANCE OF GIFTS

13. No gifts, trips nor special events of any significance should be accepted by any employee of HEAD or its subsidiaries at Christmas or at other times, from vendors or others doing business with the company. If a gift of significance is received, it should be returned respectfully to the donor and offers of trips or special events should be politely refused.

14. There is no objection to the receipt of modest, inexpensive remembrances at appropriate times of an eatable or potable nature or desk type items provided each is of a nominal value.

         Similarly, there is no objection to essential business meals, business events or occasional and infrequent social, sports or entertainment events of a nominal and accepted nature provided they in no way compromise the business decisions that must be made or place HEAD in any position of obligation to those extending the invitation.

         In any event, good judgement must prevail and if any question concerning the acceptance of a gift, trip or special event arise, the next person in authority to the recipient should be consulted.


                    REPORTING OF VIOLATIONS / ACCOUNTABILITY

15. Any employee who is presently in a situation or contemplates an activity or has knowledge of an activity which appears to be contrary to this Code should immediately make all pertinent facts known to his superior and to one of the Managing Directors. Any such report will be treated confidentially and the Company will not tolerate retaliation in any form against any person for complaints or reports made in good faith. Any violation will lead to disciplinary action, up to and including termination of employment and any further legal actions. The Code of Business Conduct will be regularly monitored by the Disclosure Committee.



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                             CORPORATE OPPORTUNITIES

16. Employees, officers and directors are prohibited from a) taking for themselves personally opportunities that are property within the scope of the Company's activities, b) using corporate property, information or position for personal gain, and c) competing with the Company. Employees, officers and directors owe a duty to the Company to advance its legitimate interests to the best of their ability.


                                 CONFIDENTIALITY

17. Employees, officers and directors should maintain the confidentiality of information entrusted to them by the Company, its subsidiaries or their customers. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company, its subsidiaries or its customers, if disclosed. The obligation to safeguard confidential information continues after employment with the Company or its subsidiaries ends.

18. The obligation to maintain the confidentiality of information may be subject to legal or regulatory requirements to disclose that information. In such cases, the Disclosure Committee will assist in determining what disclosure is required.


                                  FAIR DEALING

19. Each employee, officer and director should deal fairly with customers, suppliers, competitors and employees. No person may take unfair advantage of anyone through manipulation, concealment, abuse of priviledged information, misrepresentation of material facts or any other unfair-dealing practice.


                   PROTECTION AND PROPER USE OF COMPANY ASSETS


20. All employees, officers and directors should protect the Company's and subsidiaries assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. All of the Company's and subsidiaries assets should be used for legitimate business purposes.